Exhibit 99.1

February 6, 2014

Bakken Resources, Inc. Announces Sale of Mineral Interests

Bakken Resources, Inc. (OTCQX: BKKN) (“BKKN”), announces the sale of 767 +/- net mineral acres in McKenzie County, North Dakota, to an undisclosed buyer. The property sold for $10,250 per net mineral acre for a total of $7,871,248. BKKN retains a two percent (2%) royalty on the sold assets. The sold assets were purchased by BKKN in November 2010 for an aggregate amount of $1,535,000.

A portion of the sale proceeds will be escrowed pending title review.

“We are very pleased about this win-win transaction,” notes Val Holms, CEO. “Proceeds from this transaction will allow us to seriously explore several other opportunities we are currently evaluating. We continue to hold a 2% royalty interest in the assets we sold and also receive royalties on our remaining 1,600 +/- net mineral acres located in Bakken region.”

ABOUT BAKKEN RESOURCES, INC.

BAKKEN RESOURCES, INC. is an oil and gas exploration and development company with activities currently focused on the acquisition of mineral leases in North Dakota and Montana and the development of potential EOR technologies.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, including among others, statements and projections regarding BKKN’s future financial position, operations, performance, business strategy, returns, budgets, reserves, levels of production and costs and statements regarding the plans and objectives of BKKN’s management for future operations, are forward-looking statements. BKKN typically uses words such as "expect," "anticipate," "estimate," "project," "strategy," "intend," "plan," "target," "goal," "may," "will" and "believe" or the negative of those terms or other variations or comparable terminology to identify its forward-looking statements. In particular, statements, express or implied, concerning BKKN’s future operating results and returns are forward-looking statements. Forward-looking statements are not guarantees of performance. BKKN makes no representation of the accuracy of any information presented or derived from any third party sites or information.

For further information please contact

Jim Kyle, Shareholder Liaison: (727) 265-7007